From the desk of Tracey Olson
Chief Executive Officer/General Manager
TRACEY OLSON, CEO
It appears that Spring has finally arrived. Even though we had a mild winter, it did not seem that it would ever end, maybe that is just a sign of me getting older! It is always great to see how a few days of warm sunny weather can lift everyone’s spirits and reenergize people.
In the last month, many things have happened at Granite Falls Energy: On March 15th, the Board of Governors voted to pay off the Swap Loan of approximately $15.7 million dollars and approved a distribution of $100 per unit to all shareholders of record as of April 1, 2007; a meeting with the MPCA was held on March 22nd to further discuss the Notice of Violation and work through a settlement; on March 29th we conducted our Annual Meeting; and on March 30th the USDA released the planting intentions report.
The payment of the Swap Loan reduced debt to under $6 million dollars. Paul Enstad’s article gives more insight into this decision. The distribution checks went out to all shareholders the week of April 1st. The $100/unit distribution brings the total distribution to the shareholders to just over $13 million dollars. If for some reason you have not received your distribution check, please contact Denise MaKarrall at our Granite Falls Energy office.
The Annual Meeting was well attended and it was a great opportunity for me to meet many of the shareholders and to see many familiar faces. I want to thank all that attended and showed support to the Board for the fine work they have done to make this organization a huge success.
The USDA planting intentions report released on March 30th estimated that there will be over 90 million acres of corn planted in the United States this year. As a result of this report, the corn market has dropped close to $0.80 per bushel from its highs for May and July ‘07 corn. The drop in the corn market coupled with the seasonal demand for motor fuels has combined to create better margins for the ethanol plant. Margins are better today than at the beginning of 2007, but we should expect some margin volatility with the crop cycle just beginning for 2007. We are working with our risk management consultant, John Stewart and Associates to identify acceptable crush margins and take steps to lock them in. This is a job of critical importance as we face the challenges of an expanding ethanol market. We have decided to create a full time position at Granite Falls Energy for a Risk Manager that will report directly to me. This person will be charged with the task of monitoring markets, developing market strategies and informing management of the company’s risk exposure.
There is a lot of concern in the industry with the amount of new production coming on line during the remainder of ‘07 and in ‘08. As a result, the basis price of ethanol compared to unleaded gas has narrowed. The oil companies also realize that there appears to be an abundant supply of ethanol coming on line and are thus not willing to offer any attractive future pricing contracts. In addition, the distribution system to get ethanol blended into gasoline has not expanded nearly as fast as the supply of ethanol. As a result of the anticipated abundant supply of ethanol and the limitations of the ethanol distribution system, many analysts expect that there will be a period of time when margins may become very low and perhaps even negative depending on debt structure and operational efficiencies of
Continued on page 3
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www.granitefallsenergy.com

Paul Enstad
Chairman of the
Board of Governors
April 2007
PAUL ENSTAD, Chairman of the Board of Governors
Hello again from Granite Falls Energy. As Chairman of your Board of Governors I feel that it is time again to provide you, our Owners, with an update and a recap of some of the items covered at the 2007 Annual Meeting.
Many people attended the Annual Meeting and it was good to see so many turn out to find out about your Company. Many traveled a great distance, and after the meeting were appreciative of the direction that the Granite Falls Energy Board has chosen to take. Again, I want to thank all of you, the investors for your words of encouragement and the applause when I announced that Granite Falls Energy had paid off the swap loan of 15.7 Million Dollars and that our Total Term Debt was paid down to under Six Million Dollars. Just by paying off this bank note, GFE will save well over One Million Dollars of interest each year! By your votes, the election results are that Julie, Ken, Rod, myself, and the balance of the Granite Falls Energy Board Members will continue to govern the company to the best of our abilities as we have in the past. The Annual Meeting is a time to report what great things your Company has been able to accomplish and what great things are yet to come. And the reporting that was done at the Annual Meeting must have been positive since Granite Falls Energy shares went up approximately Seven Hundred Fifty Dollars since the annual meeting, according to the matches made on the Alerus Securities website.
So many failures in other businesses have occurred because the debt load was higher than the earnings could support. Paying down the debt gives us so many different options. If we choose to use financing in the future, terms will be less burdensome to negotiate. We can now concentrate on distributing the earnings to our Owners. If other enhancements to the plant are needed or other ways to generate further revenue will make sense, we can now make decisions without going deeper into debt or being held back because we are too highly leveraged. Our plans to take the necessary steps to increase our production to an annual rate of 70 million gallons are an exciting part of the future. I can hardly wait to make the announcement that we have received the required permits so that we can increase production. I only hope that the MPCA violations, which were discovered in August of 2006, will not further delay these plans. We continue to monitor and work closely with the MPCA to resolve this situation.
Jim Sneed, Vice President of Renewable Fuels Marketing for Aventine Renewable Energy, the firm that currently markets our ethanol, reported at the Annual Meeting that the 4th Quarter of 2007 and the 1st Quarter of 2008 might be a tough time frame to market ethanol profitably. There are quite a few new ethanol production plants coming online during this time period. A virtually debt free GFE should be in a good position to, as Jim put it, “Weather the Storm”!
Robin Spaude gave an excellent presentation on our new Cold Liming (CLS) Water Treatment System. He showed several photo slides that were taken during the construction and completion of the new pipeline from the Minnesota River to our water treatment building. Robin gave a very informative presentation. GFE is well poised to supply our current and our future water needs with the two redundant water sources!
Tracey Olson, our Chief Executive Officer, touched on a number of issues. He reminded the members of the prior distributions, reiterated GFE’s strong financial position, introduced our Super GFE Employee Team, and spent a little time explaining the Minnesota Pollution Control Agency situation. Tracey is doing an excellent job of leading our GFE Team since he became our CEO!
The GFE Board along with legal counsel had decided to not get involved in public discussions about the termination of the Management Agreement with Glacial Lakes Energy publicly at the Annual Meeting. We chose to not speak badly about anyone and instead to let the financial results and plant performance speak for itself. Why a certain group would try and disrupt or sabotage the Annual Meeting of the Members of such a successful enterprise is hard for me to understand. I chose not to accuse or admonish others in public. Mud-slinging is not productive or ethical. We choose to act with respect, dignity and professionalism. Our main concern is looking after the Company and its Unit Holders.
Julie Oftedahl-Volstad is a Founding Member of Granite Falls Energy as am I. The Other Founding Members of the Board are Shannon Johnson, Scott Dubbelde and Mickey Peterson. We have over six and one half years of hard work put into Granite Falls Energy and have not asked for much in return. We are dedicated Governors and spend the time it takes to look into the Present and the Future to make informed decisions on behalf of the Owners of Granite Falls Energy. The two Board members that were appointed as at-large Governors last year are very important additions to our Board. Our Board was looking after the best interests of the Company when they decided to appoint Rod Wilkison and Ken Berg as additional Board Members pursuant to our Operating and Member Control Agreement. They had applied for the positions in April of 2006. When two Governors decided to resign on December 22, 2006, we felt that we needed to immediately have Rod on board for his financial expertise and Ken on board for his business experience. If you paid attention to our SEC Proxy Filings before Ken and Rod’s addition to the GFE Board, you would have noticed a disclaimer that in the “eyes of the SEC”, GFE had no “Financial Expert” on the Board of Governors. You should notice now that after Ken and Rod were added to the Board, this disclaimer does not accompany our Proxy Filings. The manager at that time also had resigned and we were prepared to immediately hire Tracey Olson as the new CEO for Granite Falls Energy. We were fortunate that Tracey was available. Tracey has done a fine job and his philosophy mirrors that of the Board. Items of utmost importance are: Risk Management, Financial Strength and Stability, and Financial and Production Efficiency which ultimately result in Maximum Returns to you the Owners not only now, but for many years to come. Remember, Success is a journey, not a destination!
We at GFE are committed to communicating with you our Owners through periodic letters, newsletters, our SEC website, and personal contacts. We hope that you all have a safe Spring planting season.
Paul
***

supply and demand will create the opportunity for the distributors to increase their margins which will create incentives to expand the ethanol distribution systems. As you all may be aware, there are bills being worked on in the U.S. Congress to increase the mandates for renewable fuels. Several organizations working on behalf of the ethanol industry (i.e. RFA, ACE, etc.) continue to provide valuable information and testimony to Congress. Indications are that we will see some form of new legislation this summer, and like everything else only time will tell what the effects will be.
As I have mentioned before, we are working closely with the Minnesota Pollution Control Agency (MPCA) to come to a settlement on a Notice of Violation (NOV) that Granite Falls Energy received in January 2007 resulting from an inspection that was performed in August 2006. The form of settlement proposed by MPCA is called a Stipulation Agreement. A Stipulation Agreement is an agreement between MPCA and the licensee that defines the violations that were discovered, corrective actions necessary to resolve any violations that may have occurred and possibly applicable penalties. We met with MPCA on March 22nd to review the first draft of the Stipulation Agreement between Granite Falls Energy and the MPCA. We provided a great amount of information to the MPCA in an effort to counteract the claims contained in the Notice of Violation. The next step in the process is for the MPCA to revise the Stipulation Agreement based on our discussions at the March 22nd meeting. We expect to receive the revised Stipulation Agreement by the end of April and to have another meeting with MPCA in early May to hopefully resolve all issues and finalize the terms of the Stipulation Agreement. Resolving the NOV is our first priority. Granite Falls Energy can not pursue a major amendment to increase production until the NOV is settled.
Concurrent with working through the NOV with the MPCA, we have started working on a major amendment to increase our production to a 70 million gallon per year rate. We are working with an environmental engineering firm to start assembling the major amendment application and the Environmental Assessment Worksheet. The Environmental Assessment Worksheet will address all aspects of plant operations including corn supply, water supply, water discharge, transportation, air quality, and a whole host of other considerations. Our goal is to have the major amendment application ready to be submitted to the MPCA as soon as the NOV is settled. Initial estimates from the MPCA indicate that the environmental permitting process may take 7-8 months. The entire operations staff is anxious to increase production to a rate that matches the plant’s capabilities.
The plant continues to operate very well. The switch to river water and the new water treatment system have significantly improved the water quality. As a result, we are seeing improvements in fermentation alcohol yield as well as a significant reduction in water usage. As a result of the ice going out of the river, the turbidity of the river water increased dramatically, but due to the efforts of our operations group, the event caused no effects on plant operations. Lately, we have been pumping water from our storm water ponds to the treatment system. The storm water is very good quality soft water which helps us to reduce the chemical costs of water treatment and reduces the amount of water we pump from the river. The other benefit the water treatment system has offered is the overall reduction of water discharge and a significant decrease in phosphorous being discharged. The switch to river water has allowed the water level in the production wells and the aquifer to recharge and well water levels are rising.
As with any mechanical system, continued maintenance is critical to successful operations. We are fortunate to have a very high quality and dedicated maintenance group. Our Maintenance Department consists of Tom Massman, Maintenance Manager, along with Maintenance Technicians Dion Enevoldsen, Cory Heinrich, Wesley Just, Dustin McCarty and Jesse Myers. Each person has their own unique strengths and together there is nothing this group can’t fix and maintain. This group has been working with the Operations group to prepare for the scheduled maintenance shutdown in May 2007. Some of the critical items that will be repaired include the CIP main header, the stack coil located in the exhaust plenum of the thermal oxidizer, and repairs to the dryers. In addition regular maintenance activities including changing gear lubrication, repairing/replacing valves, adjusting/changing belts, chains, etc. will be undertaken. The next newsletter will contain more details about the repairs undertaken during the May shutdown.
I will wrap this article up by hoping everyone will have a chance to enjoy some of the wonderful spring weather and hope that all the farmers have a safe and productive planting season. Get that corn planted!!
Tracey
Producing Renewable Energy
for a
Cleaner Environment!

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding the benefits of reducing our debt load and investing in our redundant water supply as well as the anticipated difficulties regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.